                                                                   EXHIBIT 10.43

             SECOND AMENDMENT TO GUARANTEE REIMBURSEMENT AGREEMENT


This Second Amendment to Guarantee Reimbursement Agreement ("Amendment") dated as of October 2 , 1991, is entered into by and between National Medical Enterprises, Inc., a Nevada corporation ("NME") and The Hillhaven Corporation, a Nevada corporation ("New Hillhaven").

                                   RECITALS

A. New Hillhaven and NME entered into that certain Guarantee Reimbursement Agreement, dated as of January 31, 1990 (as amended by that certain first Amendment To Guarantee Reimbursement Agreement, dated as of May 30, 1991 (the "first Amendment"), and as the same may be amended, restated, modified, supplemented, renewed or replaced from time to time, the "Reimbursement Agreement"), which provides, among other things, for the reimbursement by New Hillhaven of all Obligations paid by NME after the Distribution Date. Unless otherwise defined herein, the terms defined in the Reimbursement Agreement are used herein as therein defined.

B. New Hillhaven and certain of its Subsidiaries entered into that certain Master Loan Agreement, dated as of May 29, 1991 (as the same may be amended, restated, modified, supplemented, renewed or replaced from time to time, the "Master Loan Agreement") with THC facilities Corp. (the "Lender") pursuant to which New Hillhaven and such Subsidiaries (collectively, the "Borrowers") may borrow from time to time amounts up to a total principal sum of $200,000,000 (the "THC facilities Loans"). In connection therewith, NME guaranteed the obligations of Lender under that certain Credit Agreement, dated as of May 29, 1991, with Swiss Bank Corporation and certain other banks (the "Banks") to assist Borrowers in obtaining the THC facilities Loans. New Hillhaven and NME entered into the first Amendment to, among other things, specifically add the obligations of the Borrowers pursuant to the Master Loan Agreement as "Obligations" under (and as defined in) the Reimbursement Agreement.

C. First Healthcare Corporation ("FHC"), a wholly-owned subsidiary of New Hillhaven, has exercised its option to purchase 20 facilities which it currently leases from certain subsidiaries of NME, pursuant to that certain letter dated August 9, 1991 (the "Letter of Intent").

D. To facilitate FHC's purchase of facilities from subsidiaries of NME, New Hillhaven has requested and Lender has agreed to permit Borrowers to reclassify $12,000,000 of the THC facilities Loans designated to refinance MP funding loans (which funds are part of the funds designated as "Refinance Loans" in the First Amendment) so that said $12,000,000 is available to finance Parcels and Projects (as that term is defined in the Master Loan Agreement) (which funds are part of the funds designated as "New THC funds" in the First Amendment). Accordingly, the Master Loan Agreement and the Credit Agreement are being amended by that certain first Amendment to Master Loan Agreement, dated October 2, 1991, and that certain First Amendment to Credit Agreement, dated October 2, 1991, respectively.

E. In connection with its acquisition of the facilities described in Recital C, above, FHC will assume certain debt obligations, as more specifically defined in Schedule 1, attached hereto and incorporated herein by this reference.

F. Consistent with the amendment of the THC Facilities Loans, New Hillhaven and NME desire to further amend the Reimbursement Agreement to (l).reallocate the amounts designated as "New THC Loans" and "Refinance Loans" in the First Amendment, and (ii) reaffirm that the guarantee fee applicable to the New THC Loans, as reallocated, shall be as stated in Paragraph 2(a) of the First Amendment. Additionally, New Hillhaven and NME desire to amend the Reimbursement Agreement to add the debt obligations being assumed by FHC as described in
Schedule 1 hereto as Obligations under the Reimbursement Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend, modify and supplement the Reimbursement Agreement as follows:

                                   AGREEMENT

1.   Allocation of THC Facilities Loans.
     ----------------------------------

     New Hillhaven and NME acknowledge that, consistent with the First Amendment to Credit Agreement, the funds available under the THC Facilities Loans that are designated as "Refinance Loans" in the First Amendment are hereby reduced from $117,000,000 to $105,000,000, and the funds available under the THC Facilities Loans that are designated as "New THC Loans" in the First Amendment shall be increased from $83,000,000 to $95,000,000.

2.   Assumed Obligations.
     -------------------

     The obligations identified in Schedule 1 hereto that are being assumed by FHC in conjunction with its acquisition of certain facilities (the "Assumed Obligations") are hereby added as, and shall be deemed to be, "Obligations" under (and as defined in) the Reimbursement Agreement, and all terms, covenants and conditions of the Reimbursement Agreement, except as expressly provided herein, shall apply to the Assumed Obligations.

3.   Guaranty Fee.
     ------------

     (a)  New THC Loans.  The guaranty fee set forth in Section 2(a) of the
          -------------
First Amendment shall be applicable to the New THC Loans, as reallocated pursuant to Paragraph 1, above.

     (b)  Assumed Obligations.  The guaranty fee provisions of Section 2 of the
          -------------------
Reimbursement Agreement shall not apply to the Assumed Obligations. Instead, New Hillhaven shall pay to NME a guaranty fee equal to 1% per annum of the daily outstanding balance of the Assumed Obligations. Such guaranty fee shall be paid in quarterly installments on the last business day of each fiscal quarter, with the first Installment due November 30, 1991. The principal amount of the Assumed Obligations shall not be included as part of the outstanding Obligations under
Section 2(c)(i) of the Reimbursement Agreement for the purposes of calculating the guaranty fee referred to in Section 2 of the Reimbursement Agreement.

     4.   Effect on Reimbursement Agreement.
          ----------------------------------

     Except as expressly amended by this Amendment, all of the terms and conditions of the Reimbursement Agreement shall remain in full force and effect.

     5.   Captions.
          ---------

     The captions and headings used herein are for the convenience of reference and shall not be construed in any manner to limit or modify any of the terms hereof.

     6.   Governing Law.
          --------------

     This Amendment shall be governed by and construed in accordance with the laws of the State of California.

     7.   Counterparts.
          -------------

     This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the date first set forth above.

                                             NATIONAL MEDICAL ENTERPRISES, INC.



                                             By: [SIGNATURE ILLEGIBLE]
                                                 -------------------------------
                                             Title: Senior Vice President
                                                    ----------------------------


                                             THE HILLHAVEN CORPORATION



                                             By: /s/ Robert F. Pacquer
                                                 -------------------------------
                                             Title: Senior Vice President
                                                    ----------------------------

                                  SCHEDULE 1


                              ASSUMED OBLIGATIONS



Facility 461: Edmonds, WA     Promissory Note, dated 7/1/84, executed by
                              Hillhaven, Inc. in favor of Villa Care, Inc. in the original sum of $5,875,572.99. Assumed portion of Promissory Note allocable to facility 461 is approximately $22,794.54.

Facility 825: Suffolk, VA     Financing Agreement, dated 12/28/83, between
                              Suffolk Development Authority and The Hillhaven
                              Corporation with an outstanding balance of $4,000,000.00.

Facility 829: Holmes, VA      Financing Agreement, dated 12/29/83, between City
                              of Virginia Beach Development Authority and The
                              Hillhaven Corporation, with an outstanding balance of $3,925,000.00.

                           [LETTERHEAD OF HILLHAVEN]



                                                    August 9, 1991



Mr. Timothy L. Pullen
NME Properties Corp.
c/o NME Properties, Inc.
1148 Broadway Plaza, Suite 260
Tacoma, WA 98402


     Re:  Acquisition of NME Leased Facilities (File No. 2004)
          ----------------------------------------------------

Dear Tim:

     First Healthcare Corporation ("FHC") leases the 20 facilities listed on
Schedule 1 (hereinafter, individually a "Facility" and collectively the "Facilities") from NME Properties Corp. and/or its wholly-owned subsidiaries, NME Properties, Inc., NME Properties West, Inc., NME Properties Holding Co., Inc. and Guardian Care Inc. (collectively, "NME Properties").

     Pursuant to Section 30 of the respective Leases for the Facilities, FHC hereby exercises its option to purchase each of the Facilities. The aggregate purchase price for the Facilities is $90,300,000 (the "Purchase Price"). The individual Facility purchase prices are set forth on Schedule 1.

     Subject to receipt of all necessary regulatory and lender approvals and consents, the proposed closing date for the transaction is September 30, 1991, or as soon as possible thereafter. In compliance with the Leases, we will make arrangements this week to forward to you the deposit of $4,515,000 which is an amount equal to five percent of the purchase price. The deposit shall be credited against the cash down payment requirement referenced below at time of closing of each Facility sale.

     The deposit shall be paid into an interest-bearing escrow account and all interest shall accrue to FHC's benefit; provided, however, if the sale of any of the Facilities is not completed as a result of a breach by FHC, the amount of the deposit applicable to such Facility shall he paid to NME Properties as liquidated damages. Withdrawals may be made from the escrow account only with the signature of both NME Properties and FHC.

Timothy L. Pullen
August 9, 1991
Page two



     FHC shall pay the Purchase Price as follows: (a) $21,655,000 in cash and
(b) $68,645,000 by (i) assuming approximately $8,800,000 of existing debt and
(ii) subject to certain bank approvals, approximately $59,845,000 in borrowings from THC Facilities Corp. FHC agrees to obtain $18,060,000 (20% required cash down payment) of the cash consideration from sources other than borrowings guaranteed by National Medical Enterprises, Inc. ("NME"). Such sources may include, for example, net cash provided from operations or from the sale of assets, notes receivable or other investments. The amount of debt being assumed by FHC will have a l% guarantee fee as long as such debt is guaranteed by NME or an affiliate. The parties also acknowledge that for the transaction to close as contemplated, the amount designated for "New THC Loans" under the THC Facilities Corp. financing line needs to be increased by approximately $12,000,000. Our mutual intent is to have $12,000,000 of the existing approximately $95 Million remaining and currently designated for "Refinancing Loans be reclassified for use in this transaction. Once this $12,000,000 is redesignated for use for a New THC Loan and such amount is drawn upon for this transaction, the parties agree such amount will be subject to a guarantee fee as provided for in Section 2(a) of the First Amendment to Guarantee Reimbursement Agreement dated May 30,1991 between NME and The Hillhaven Corporation, FHC's parent Company ("Hillhaven").

     Also, NME is willing to agree, subject to final approval by NME's CERC and Relationship Committees, to assist and cooperate with Hillhaven in expanding the current THC Facilities Corp. line of credit, or if this is not possible, obtaining new financing with terms and conditions similar to such line of credit in an amount equal to that actually borrowed from THC Facilities Corp. to acquire the facilities listed in Schedule l.

     If you have any questions concerning this transaction, please contact me or Jacinta Titialii at 572-4901.


                               Very truly yours,


                               /s/ Robert K. Schneider
                               Robert K. Schneider
                               Vice President

Timothy L. Pullen
August 9, 1991
Page three



     Accepted and acknowledged this 9 day of August, 1991.
                                   ---

                                    NME PROPERTIES CORP.


                                    By: /s/ Timothy L. Pullen
                                        ------------------------
                                         Timothy L. Pullen
                                         Vice President


cc:  The Hillhaven Corporation
     -------------------------
      Robert F. Pacquer
      Richard P. Adcock
      Jacinta Titialii
      Jean T. Fukuda
      Carl Anderson

     NME
     ---
      Ray Mathiasen
      Nita Heckendorn
      Karen Rothberg

                                  SCHEDULE I

                                NME PROPERTIES
                              SALE OF FACILITIES

     -------------------------------------------------------------
     Fac         Facility                                   Option
     No.         Name                      State             Price
     =============================================================
     143  Hillhaven Conv Ctr                NC              $5,900
     146  HH Rose Manor Conv Ctr            NC               3,800
     190  Winston-Salem Conv Ctr            NC               5,600
     752  Golden Age Manor/Long Pt          TX               3,600
     825  Nansemond Conv Ctr                VA               7,600 (Note 1)
     829  Holmes Conv Ctr                   VA               6,800
     861  Green Meadows Nrng Ctr            KS               4,200

     138  HH Rehab & Conv Ctr               NC               4,200
     765  Eastview Manor                    WI               4,100

     137  HH Sunnybrook Conv Ctr            NC               3,500
     448  Dirksen House Healthcare          IL               3,400
     461  Edmonds Care Center               WA               2,900

     610  Boca Raton Conv Ctr               FL               5,500
     660  Hillhaven Conv Ctr                GA               2,600
     704  Guaridan Care of Roanoke Rapid    NC               4,200
     780  Columbus Conv Ctr                 IN               7,000
     809  Country Club Home                 KS               3,000
     760  Golden Age Manor-Bellfort         TX               3,900
     753  Golden Age Manor-No. Loop         TX               4,600
     754  Golden Age Manor-Rookin           TX               4,000
                                                           -------

          TOTAL                                            $90,300
     =============================================================

          Note 1: The Option Amount in the Lease is
                  $5.6 Million plus the Cost of the
                  Addition. An estimate of $2 Million
                  for the Cost of the Addition has
                  been included in the Option Price on
                  this schedule, however, it will be
                  adjusted to actual at closing.